EXHIBIT 5-a

                            ROBERT BRANTL, ESQ.
                            322 Fourth Street
                            Brooklyn, NY 11215
                               718-768-6045

August 9, 2004

Headliners Entertainment Group, Inc.
501 Bloomfield Avenue
Montclair, NJ 07042

Gentlemen:

I am submitting this letter to be filed as an exhibit to the Registration Statement on Form SB-2 which Headliners Entertainment Group, Inc. proposes to file with the Securities and Exchange Commission registering 377,533,324 shares of common stock for resale by the selling shareholders.

I am of the opinion that all corporate proceedings have been taken so that the shares, if and when sold by the selling shareholders, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl
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    Robert Brantl